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                                                                   EXHIBIT 23.3


                        CONSENT OF PRICE WATERHOUSE LLP
                        -------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 22, 1997, except as to Note 2(a) which is as of December 1, 1997 and of our report dated July 22, 1997, relating to the financial statements of Oppenheimer Capital, L.P. and the consolidated financial statements of Oppenheimer Capital, respectively, as of April 30, 1997 and 1996 and for each of the three years in the period ended April 30, 1997, which appear on pages F-20 and F-29, respectively, of the Prospectus constituting part of the Registration Statement (No. 333-39585) on Form S-1 of Oppenheimer Capital L.P.


/s/ PRICE WATERHOUSE LLP
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PRICE WATERHOUSE LLP

New York, New York
December 19, 1997